FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-286596-05

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) <[READCTED]>
Sent: Thursday, July 9, 2026 3:04 PM
Subject: CGCMT 2026-MFAM1 -- New Issue Announcement (Public)

CGCMT 2026-MFAM1 -- New Issue Announcement (Public)
5yr Fixed Rate Multifamily-Only Conduit

Lead Manager and Sole Bookrunner: Citigroup Global Markets Inc.

Co-Managers: Academy Securities, Bancroft Capital, Drexel Hamilton, Mischler Financial Group

Class	Expected Ratings (Moody’s/Fitch/DBRS)	Size($mm)	C/E	WAL	Cum LTV	U/W NOI Debt Yld
A-2	Aaa(sf)/AAAsf/AAA(sf)	245.000*	30.000%	4.73	49.4%	11.0%
A-3	Aaa(sf)/AAAsf/AAA(sf)	326.795*	30.000%	4.86	49.4%	11.0%
A-S	Aa2(sf)/AAAsf/AAA(sf)	47.989	24.125%	4.96	53.5%	10.1%
B	NR/AA-sf /AA(high)(sf)	49.011	18.125%	4.96	57.7%	9.4%
C	NR/A-sf/A(high)(sf)	37.780	13.500%	4.96	61.0%	8.9%

* Class sizes and/or WALs subject to change as detailed in the term sheet. Possible ranges below:

Class	Expected Range of Balance(mm)	Expected Range of WAL
A-2	0 – 245.000	N/A – 4.73
A-3	326.795 – 571.795	4.86 – 4.81

Collateral Summary
Initial Pool Balance	$816,850,000
Number of Mortgage Loans	27
Number of Mortgaged Properties	27
Average Cut-off Date Balance	$30,253,704
Weighted Average Mortgage Rate	5.90674%
Weighted Average Remaining Term to Maturity/ARD (months)	59
Weighted Average Cut-off Date LTV Ratio	70.5%
Weighted Average UW NCF DSCR	1.27x
Weighted Average Debt Yield on Underwritten NOI	7.7%
% of Initial Pool Balance of Mortgage Loans with Subordinate Debt	0.0%

Property Type:	100% Multifamily

Top 5 States:	New York (21.2%), California (16.8%), Florida (14.2%), Michigan (9.5%), Illinois (8.0%)

Risk Retention:	Horizontal

Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association

Special Servicer:	CWCapital Asset Management LLC

Operating Advisor:	Pentalpha Surveillance LLC

Trustee:	Wilmington Savings Fund Society, FSB

Cert. Administrator:	Citibank, N.A.

Anticipated Timing
Anticipated Pricing:	Week of 7/13/2026
Anticipated Settlement:	7/29/2026

Term Sheet
<Attached>

Annex A-1 (Red)
<Attached>

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-286596) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Drexel Hamilton, LLC, Academy Securities, Inc., Mischler Financial Group, Inc., Bancroft Capital, LLC or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

The securities related to this File are being offered when, as and if issued. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted. Such securities do not represent an interest in or obligation of the depositor, the sponsors, the originators, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the controlling class representative, any risk retention consultation parties, the companion loan holders (or their representatives), the underwriters or any of their respective affiliates. Neither such securities nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or private insurer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.